Exhibit 99.2

On February 24, 2012, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities Benjamin Swinburne Morgan Stanley David Bank RBC Capital Markets	Peter Stabler Wells Fargo Securities William Bird Lazard Capital Markets Matt Chesler Deutsche Bank Securities James Dix Wedbush Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group fourth quarter and full-year 2011 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning.  Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us this morning.

We are pleased to report strong financial results for the fourth quarter and full year, driven by organic revenue growth for 2011 at the high end of our industry, and significant improvement in both operating margin and earnings per share.

Beginning with revenue, our organic growth was 6.1% for the year.  This is ahead of the 4%-5% growth we had targeted.  Our fourth quarter organic growth was 2.8%.  And given the challenging comparison to Q4 2010 organic growth of 11.2%, this is a solid performance.

For the full year, all of our global networks grew organically.  We grew in all client sectors and in most regions of the world, with Continental Europe the sole exception, as we expected.  Our digital capabilities, whether embedded across our organization or within digital specialist agencies, contributed significantly to our growth.  This performance speaks to the quality and competitiveness of our offerings, as well as to the power of our diversified model and geographic reach.

Throughout the year, we continued to invest in talent and tools so as to better meet the needs of our clients in the dynamic media and marketing environment.  At the same time, our operators remained disciplined in their expense management, which allowed us to effectively convert incremental revenue to operating profit.

This was clearly evident in our Q4 results.  Operating profit increased 17% from a year ago, to $385 million, with operating margin expansion of 210 basis points, to 18.6%.

For the full year, our operating profit increased 25% to $687 million.  Operating margin expanded by 140 basis points to 9.8%, within the targeted range we had set early in the year.

Again, it’s worth noting that all of our global networks and all world regions, other than Europe, improved operating margin during 2011.  Frank will provide details on the various key efficiency metrics, but there’s one I want to call out: we posted the highest revenue per employee recorded by our company in over a decade.

Diluted EPS for the quarter was $0.50, compared with $0.36 a year ago, an increase of 39%.  For the full year, diluted EPS was $0.99.  Excluding the Facebook gain recorded in the third quarter, full-year diluted earnings per share would have been $0.76, an increase of 62% from the 2010 EPS of $0.47.

Our capital return programs have also been a significant area of sustainable value creation.  At this time last year, we initiated our share repurchase program and common stock dividend.  These were important milestones for our company.  We’re pleased to report that, during 2011, via buybacks and dividends, we returned a total of over $500 million to our shareholders.

Today, we are announcing a number of steps that will further utilize our strong financial position for both return of capital and debt deleveraging.

First, our Board has authorized a new repurchase program in the amount of $300 million.  This is in addition to the $50 million of capacity that remained on our existing authorization as of January 1.

Second, we have elected to exercise our option to call our 4.25% convertible notes, $400 million outstanding.  This action will eliminate convertible equity of 33 million shares that is presently in our diluted share count.

Overall, 2011 was another very strong year for us.  We demonstrated the vitality and competitiveness of our professional offerings, converted top-line growth into significant gains in profitability and further improved our capital structure.  This progress positions us to deliver on the 2014 goals we set at our Investor Day, which will allow us to drive continued value creation going forward.

At this point let me turn things over to Frank for some additional color on our financial performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning, everyone.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of our results:

•	Organic revenue growth was 2.8% in Q4, on top of 11.2% a year ago. This brought organic growth for the full year to 6.1%.

•
Operating income in the fourth quarter increased 17% from a year ago to $385 million.  Q4 operating margin was 18.6%, compared to 16.5% in Q4 2010.  All our agency teams did a terrific job at driving incremental profitability.  We had strong operating leverage on our salaries and related expenses, with improvement in all categories.

•	Full-year operating margin grew 140 basis points to 9.8%. Operating profit conversion based on our constant-currency revenue growth was just north of 30%.

•
Michael spoke to our outstanding year-on-year improvements in EPS.  Diluted earnings per share in Q4 was $0.50, compared to our $0.36 per share in Q4 2010.  For the full year, diluted EPS was $0.99, or $0.76 excluding our gain on Facebook, which compares favorably with $0.47 in 2010.

•
We ended the year in a strong liquidity position, with $2.32 billion of cash and marketable securities on our balance sheet, compared with $2.69 billion a year ago.  The comparison includes having used $401 million in 2011 to repurchase shares and $111 million on common stock dividends.  It also includes net cash proceeds of $134 million from our Facebook transaction in August.

•	As you’ve heard this morning, our Board has authorized a new $300 million share repurchase program.

•
We also announced that we are exercising our option to call our $400 million 4.25% convertible notes.  The notes, which include 33 million dilutive shares, will be redeemed for cash effective March 26th.

Turning to slide 3, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.

It is worth noting here that our effective tax rate was 25%, which includes a net benefit from the reversal of valuation reserves related to certain tax assets outside the U.S.  Excluding the tax benefit, our effective Q4 rate would have been approximately 34%.  For the full year, excluding the Facebook transaction in Q3 and other changes in tax reserves during the year, our underlying effective rate would have been approximately 35%.

Our average basic share count for the quarter was 448 million, compared with 475 million a year ago.  During Q4, we used $130 million to repurchase 15 million shares, at an average cost of $8.98.  Our activity brought the beginning basic share count for 2012 down to 441 million, a 7% decrease year-on-year.

Turning to operations on slide 4, beginning with revenue:

•
Revenue in the quarter was $2.07 billion, an increase of 3.4%.  Compared to Q4 2010, the change due to net acquisitions and dispositions was positive 40 basis points, while exchange rates added 20 basis points.  The resulting organic revenue increase was 2.8%.

•	The U.S. was up 2.2% organically, on top of 13.1% last year. International markets overall increased 3.6%, including a great result in Latin America, which grew over 30%.

•	On a sector basis, for the quarter we were led by growth in tech & telecom, auto & transportation and retail.

•
On the bottom half of this slide, you can see that our Integrated Agency Networks segment grew 1.4% organically in the fourth quarter, on top of 10.0% a year ago.  Organic revenue growth was 5.3% for the full year.

•	At CMG, organic growth in Q4 was 11%. We had outstanding performance across public relations, events and branding. For the full year, CMG’s 9.8% growth compounded double-digit growth in 2010.

Moving on to slide 5, revenue by region:

•	In the U.S., we had 2.2% organic growth, against a 13.1% growth rate a year ago.

o	Public relations, branding and experiential marketing disciplines, as well as our specialty digital agencies, all had strong quarters.

o	Leading client sectors were auto & transportation, food & beverage and retail. U.S. growth was 6.1% for the full year.

•	Turning to international markets — again, these are organic numbers:

o	U.K. revenue increased 2.5%. We were very pleased to see this result on top of 17% growth in Q410.

o
Continental Europe decreased 3.2% in Q4, as macro conditions continued to weigh on client spending.  This was true for both local and multinational clients, and in most national markets on the Continent.  For the full year, our organic growth on the Continent was flat.

o	AsiaPac grew 1.0% in Q4. We had strong growth in China and Australia, partially offset by decreases in Japan, where we have a significant presence, and in some of the smaller markets in the region.

o
In LatAm, Q4 growth was 30%, on top of 20% a year ago.  All of our global networks contributed to this result.  We saw notable increases across our multinational client base, and had strong growth in Brazil, Chile and Mexico.  For the full year, we grew 17.8% in the region, compounding 16% in 2010.  We continue to build on our highly competitive position in this part of the world.

o	Our “Other Markets” group increased 0.8% for the quarter and 3.4% for the full year.

On slide 6, we chart the longer view of our organic revenue changes on a trailing-twelve-month basis.  This of course includes the lows of 2009 and the highs of 2010.  The most recent data point is 6.1%, our result for the full year 2011.

Moving on to slide 7 and our operating expenses:

•
Our operators did a terrific job in Q4 and throughout the year managing costs.  Our investment in tools, analytics and information systems continued to show returns, in the form of improved efficiencies.

•
In the fourth quarter, total operating expenses increased only 0.6% organically compared to last year.  For the full year, operating expenses increased 4.5%, compared with our 6.1% organic revenue growth.

•
Sequentially, as we moved from Q3 to our much larger fourth quarter, our expenses for base payroll, benefits and tax decreased $4 million.  Expenses for temporary labor also decreased.  While we continued to invest in the many growing areas of our portfolio, net headcount growth was less than one-half of one percent in the quarter.

•
Total salaries and related expenses in the quarter were 54.9% of revenue.  This compares to 56.8% in Q4 2010, a 190-basis-point improvement.  Our leverage improved on all  expense categories within salaries:

o	Base pay, benefits and tax was 42.7% of revenue, compared with 43.0% a year ago.

o
Headcount at quarter-end was 42,400, a year- on-year increase of 2.8%.  This is attributable to our investment behind growth in media and public relations, in digital services throughout our agencies, at our digital specialist agencies, as well as in high-growth markets, including China, India, and Brazil.

o
Severance expense was 2.1% of Q4 revenue, compared with 2.7% a year ago.  We took actions in Q4 to align our headcount with 2012 budgets by market and to upgrade our competitive positioning in selected markets.  For the full year, severance expense was 1.5% of revenue, which was the same level as 2010.

o	Incentive expense in the quarter was 3.2% of revenue, compared with 3.5% a year ago. For the full year, incentive expense was 3.7% of revenue, within the range we had previously indicated.

o	Temporary labor expense was 2.9% of revenue, compared with 3.1% a year ago.

o	“All other” salaries & related expenses were 4.0% of revenues, compared with 4.5% last year.

o	For the full year 2011, total salaries and related expenses was 62.8% of revenue, compared to 63.3% of revenue in 2010, a 50-basis-point improvement.

•	Turning to office & general expenses, on the lower half of this slide:

o
This continued to be an area of improvement for us in 2011.  For the twelve months, O&G expense was 27.4% of revenue, compared to 28.2%.  That’s a decrease of 80 basis points for the year, with improvement across all major expense categories.

o	Looking at the quarter, O&G expense was $549 million, 26.5% of revenue, compared with 26.6% a year ago.

o
Underneath that, occupancy expense as a percent of revenue decreased 40 basis points.  This was a result of both our revenue growth and decreased rent expense.  For the full year, occupancy expense decreased 50 basis points as a percent of revenue.

o
We continued to see reductions in our real estate footprint, as you can see in the appendix to our presentation.  Our metric on square feet per employee improved to 234 from 245 square feet twelve months ago.  You may recall, from our Investor Day, that we are targeting 220 square feet per employee by 2014.

o	Looking at the professional fees and T&E categories, both decreased 20 basis points as a percent of revenue from a year ago.

o
“All other O&G” expenses as a percent of revenue increased 70 basis points from a year ago.  We had higher depreciation expense due to the write-off of some leasehold improvements.  We also had higher pass-through expenses, which are offset by higher revenue.  For the full year, this category decreased 10 basis points as a percent of revenue.

On slide 8, we show our operating margin history on a trailing-twelve-month basis, which was 9.8% for 2011.  As you can see, we have improved consistently under revenue growth.  We remain confident that the investments we are making in tools and technology, in shared services and process improvements, are the basis for further, sustained progress.

Turning to the current portion of our balance sheet on slide 9, we ended the year with $2.32 billion in cash and short-term marketable securities, compared with $2.69 billion a year ago, a decrease of approximately $370 million.  The comparison includes over $500 million returned to shareholders in 2011 in the form of share repurchase and dividends.  We also had a net cash inflow of $134 million from the sale of approximately half of our interest in Facebook.

On slide 10 we turn to cash flow for the quarter:

•	Cash from operations was $717 million compared with $979 million a year ago.

o	As a reminder, cash flow in our business is seasonal. We tend to generate cash from working capital in the fourth quarter and use cash in the first quarter.

o
Cash generated by working capital in Q4 was $344 million, compared with $639 million in last year’s fourth quarter.  This year’s result is a more typical level for our business.  Cash generated from working capital in Q4 2010 was unusually high due to very strong growth by a number of our businesses, led by Mediabrands.

o
For the full year, cash from operations was $273 million.  That consisted of $632 million before working capital, and cash used by working capital of $359 million, which mainly took place in our first quarter of this year.

•
Moving on to investing activities in the quarter, we used $68 million in Q4, primarily for cap-ex and acquisitions.  During the quarter, we closed on several acquisitions. These included: a marketing service agency in Brazil; digital agencies in the U.K. in the social media and eCRM space; a leading PR firm in Germany; and a highly creative agency that joined the Lowe network in Australia.

•	Financing activities used $118 million in Q4, primarily the repurchase of 15 million shares of our common stock for $132 million, and our quarterly common stock dividend of $27 million.

•	The net increase in cash and marketable securities in the quarter was $517 million.

You can see our cash flow schedule for the full year in the presentation appendix.  It’s worth noting a few items:

•	Cap-ex for the year was $140 million.

•
Cash used for acquisitions was $63 million for the year.  We budgeted around $150 million for 2011, so we did not invest to the budgeted level.  Our acquisition pipeline is robust, so we will see some of that investment carry over into this year.  We continue to focus on acquisitions in digital, as well as high-growth marketing disciplines and key world markets.

•
Our cash taxes were $102 million.  Excluding the Facebook transaction, this represents a rate of 16% of pre-tax income.  So we continue to utilize our operating loss carry-forwards, which allows us to continue to benefit from a cash tax rate significantly lower than our effective book rate.  Looking forward to 2012, we expect our cash tax rate to approximate 25%, as we have nearly exhausted our NOLs in the U.S.

On slide 11, you see our total debt outstanding at year end over the past few years.  The trend line depicts our deleveraging, which has seen us take total debt from $2.3 billion at the end of 2007 to $1.8 billion at the conclusion of 2011, which includes our two convertible notes.

We announced today that we are exercising our option to call our 4.25% $400 million notes, effective March 26.  There are 33 million common shares related to these convertible notes, which will be eliminated from our diluted share count.  For EPS purposes, since the call takes place near the end of our first quarter, we will show a reduction this year of approximately three-quarters of that total, with the entire 33 million out next year.

Calling these converts is accretive for shareholders, reduces our outstanding debt and further strengthens our financial position.  Given the current favorable rate environment and our improved credit standing, we are carefully considering issuing new straight debt in an amount less than the $400 million we are calling, so we will deleverage.  As a result, we will be filing a shelf registration statement later today with the SEC.

In terms of additional opportunities on the horizon, our 4.75% $200 million Convertible Notes are similarly puttable and callable in March of next year.  Also, beginning July 2013, the call option on our $600 million 10.0% senior notes due in 2017 becomes more economical.

In summary, on slide 12:

•	During 2011, we once again had strong revenue growth, converted that growth to profit at a high rate and achieved our margin target for the year.

•	We will continue to invest in areas of the business that are driving growth. At the same time, we remain confident of our ability to manage expenses and drive continued profit improvement.

•
Our balance sheet continues to be a source of value creation.  Our announcements this morning of additional share repurchases and debt reduction speak to our confidence in our financial position and our continued ability to generate significant operating cash flow on a sustained basis.

Now, let me turn it back over to Michael.

Mr. Roth:

Thanks, Frank.

Building on very good 2010 results, we continued to show organic revenue growth that is at or near the top of our peer group.  Our conversion was once again excellent, and this led to the margin expansion of 140 basis points.  And the 9.8% operating margin we achieved in 2011 is a level of profitability that IPG had not attained in over a decade. As a result, the state of our business is strong.

This performance keeps us on track to deliver on our goal of fully competitive profitability in 2014.  Combined with our strong financial position, enhanced capital structure and a return to investment-grade credit ratings, it positions us to further drive shareholder value going forward.

Strategically, the actions we’ve taken in recent years have significantly bolstered our portfolio.

Mediabrands continues to deliver a fully contemporary and competitive offering in an area of the industry that is becoming increasingly vital to every marketer’s success.  Our investments in talent, along with the leadership we’ve attracted, and developed, gives Mediabrands outstanding management depth at all levels.

Their digital and specialty offerings, from Cadreon and The Audience Platform to the new IPG Media Lab, as well as ID Media, Geomentum and Orion, are second-to-none.  And the group is leading the way in developing pay-for-performance models, an area which will continue to be a priority for us at Interpublic.

Our investments in digital talent across the group and our decision to hold all operating unit leadership accountable for delivering native digital expertise are also proving out.  The social media capabilities at CMG are best-in-class, and the market share gains consistently posted by our PR agencies, Weber Shandwick and GolinHarris, as well as Octagon and Jack Morton, reflect the degree to which we have been investing in digital talent at all of these agencies.  At McCann, MRM is among the industry’s leading global digital networks, with offices in over 30 markets and a strong track record of growth in recent years.

R/GA is not only the most celebrated digital agency in terms of awards and press recognition, it is also a creative force that is now serving clients from eight offices in Latin America, Asia and Europe.  HUGE is on a similar growth path, and we will soon have an announcement of how we are looking to further leverage the great technology talent that’s at the core of that agency.

At its U.S. operations, Draftfcb already has more than 350 people in the digital practice.  They’re fully embedded in the agency’s integrated, behavior-based agency model.  In 2011, Draftfcb Worldwide once again delivered outstanding top- and bottom-line performance.

Our U.S. integrated agencies continue to perform at an exceptional level.  From Mullen, Hill Holliday, The Martin Agency and Deutsch, a Lowe & Partners Company, all of these agencies have strong full-service offerings that span every consumer touch-point, strategic and creative talent that comes up with big brand ideas, and leading-edge digital capabilities that include web development and social media, digital media planning and app development, as well as a full range of analytic tools.

Turning to the high-growth markets, where we are also well positioned: across the portfolio, we are very strong in India and Brazil, where in 2011 we saw organic growth of about 20% for the full year, as was true in China.

At the agency level, it bears noting that McCann Worldgroup remains one of the industry’s most powerful global networks, capable of delivering a full range of marketing services capabilities in over 100 world markets, with strong teams across Latin America and key Asian markets.  In 2011, McCann continued to improve its financial performance and expand margins, as well as further upgrade senior talent throughout the organization.

Lowe is well positioned in India and Southeast Asia, and has outstanding agencies and world-class creative talent in all of the key Latin American markets.  Draftfcb has one of the most powerful holistic offerings in India, a strong Brazil to hub LatAm operations and is the clear market leader in South Africa, from which it plans to build its business in that emerging continent.

Our Middle East operations, under the MCN umbrella, are among the largest and best in that region, and will surely be a long-term driver of growth for both our clients and for our businesses.

Our step-up investments in India over the past few years and our recent focus on Brazil are bearing fruit.  In 2011, we closed over 20 additional acquisitions, and our M&A pipeline is strong.

While we don’t believe there are any holes in our offerings on a macro level, we will continue to bring a disciplined approach to identifying and integrating acquisition partners that can help us move the business forward.  This includes seeking out quality assets in high-growth geographic markets and among businesses in the more dynamic areas of marketing services, such as shopper marketing, PR and healthcare communications.

Our primary focus in digital will continue to be growing talent and capabilities organically, but we will seek bolt-ons that extend our digital reach or represent a good client fit.  This is especially true in the international markets, such as with the recent digital deals we have completed in the U.K., Germany, the Nordics, Brazil and India.

While digital, emerging markets and marketing services led the way this past year, contributions to our growth came from across the portfolio.  There was consistency in terms of performance among our largest multinational clients and our local client base, as well as all client sectors.  All of our major agencies contributed to our positive organic growth.

The tone of our business remains solid.  An increasingly sophisticated digital media ecosystem represents an opportunity for us — or, as I often say, complexity is good.  As is the recent news that suggests improvements in the U.S. economy, since our revenue mix in the developed markets skews toward the U.S., with less exposure to Europe than our competitors.  In the emerging markets, our recent results have been very strong, and we’ll continue to invest behind our agency brands there.

Now turning to 2012, there remains significant macro uncertainty on the global level.  We’re facing revenue headwinds due to some client losses.  And it is still early in the new year.  As a result, we’re targeting 3% organic revenue growth for 2012.  It bears noting that the revenue headwinds will likely be front-loaded in the first six months of the year.  And as is our practice, we’ll update you regarding our outlook and the tone of the business on our quarterly calls.

As was evident in this year’s organic revenue growth, our offerings are strong. And, despite revenue headwinds, we believe there is more upside in the current new business pipeline than we had at this time a year ago.  Specifically, we are seeing more mid-sized opportunities across the portfolio and a few large pitches that could represent significant gains for us.

Draftfcb has started the year strong with digital and CRM wins at Discovery and Cox Communications, while Mullen has added business from Google and, earlier this week, U.S. Cellular.  At McCann, the agency extended its global relationship with American Airlines and was tapped by Merck to handle creative duties on several brands.  MRM has further extended its GM relationship in a number of international markets and recently won business at Computer Science Corp. and J&J.

Lowe won the global Becel business from Unilever late last year, and Deutsch continues to earn new assignments from Microsoft.  R/GA just announced that it’s growing its relationship with Unilever, on top of big wins with McCormick’s, O2 and Grey Goose in 2011.  Recent headline wins at HUGE include Comcast and Under Armour.  There’s a great deal of new business activity across the board at Mediabrands, led by wins at Exxon and LifeLock.  And at CMG, we have a robust pipeline, both domestically and internationally.

Our demonstrated ability to convert incremental revenue into margin growth should allow us to increase operating margins in 2012 by at least 50 basis points above the 9.8% we’re reporting today, assuming 3% organic revenue growth. Of course our goal is to exceed that performance.

Our agencies are moving in the right direction and supporting the evolving needs of our clients.  We are building on strong positions in emerging disciplines and geographic regions.  We are committed to continuing to return capital to our shareholders.

These are accomplishments we can all be proud of.  Above all, they reflect the great professionalism and hard work of our people around the world.  Our recent progress and outstanding 2011 results also give us confidence that we can keep moving the business forward and continue delivering shareholder value and appreciation.

I thank you, and we’ll open the floor for questions.

QUESTIONS AND ANSWERS

Operator:
. . . . Our first question comes from [Alexia] Quadrani, JPMorgan. . . .

Alexia S. Quadrani, J.P. Morgan:
Thank you, Alexia Quadrani.

First off, could you give us some specifics about McCann’s performance, specifically in the fourth quarter?  I know you gave us a lot of color for the year, but I’d love to know how McCann did in Q4 versus your expectations.  And then, when you look at your guidance for 2012, specifically the top-line guidance of 3% organic revenue growth, first thing is, does that assume some new business coming in, and secondly, do you assume McCann has outsized growth in 2012, maybe to make up for a little bit of more softness at Draftfcb given the SC Johnson loss?

Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that, Alexia?

Ms. Quadrani:
Sorry.

Mr. Roth:
Well let’s focus on 3%, because I think that’s the relevant question here.  One is, of course, as I said, we have headwinds of 2% to 3% coming into 2012, so when we say 3% for the year, that takes into effect the headwinds we have, so therefore, there’s assumed revenue growth either from our existing clients or from new business.  Which is why I referenced some of the new business wins that we are already experiencing in the first quarter and the solid pipeline we have.  So that number that we’re using takes into consideration any client losses — and frankly some levels of success in our pipeline.

If you contrast it to where we were in 2011, when we started 2011, we had three major clients up for review.  And some we were moderately successful on and obviously SC Johnson we lost.  We’re not in that position for 2012 — and as I say that I touch wood, okay?

But so we see there’s some clients up for review.  Not of the magnitude we had before, and, frankly, there are active pitches going on right now where we see upside.  For example, the Bank of America review that’s there, Hill Holliday is leading our charge there.  They’re existing clients so there is risk there, but we feel we’re well positioned on that pitch.  The Unilever media, we’re incumbent in some parts of their markets.  We hope to obviously retain that and expand markets.  So there are opportunities for us to improve.

McCann, a lot is made note of some of the client losses, because frankly whenever McCann loses a client it gets headlines, but what you don’t see is client wins that they’re receiving from existing client base where they are expanding relationships.  We do our budgeting process from the bottoms up and obviously that reflects improvements from McCann in 2012, and as I indicated in my remarks, McCann improved in 2011, so they showed revenue growth, they showed margin improvement.  So, notwithstanding some client losses that get headlines, we believe McCann is very well situated from a competitive point of view moving forward.

Ms. Quadrani:
Thank you.  And just last question: on Continental Europe and the performance you saw there in the quarter, did you see any notable change toward the end of the quarter or into January?  Was there further deterioration, or was it relatively stable throughout the quarter?

Mr. Roth:
Well, “relatively stable” is an interesting way of putting it.  Look, we knew we have challenges in Continental Europe.  Our results reflect that.  But as I indicated, this was not unexpected from us, and, frankly, for 2012, we’re not counting on a major recovery.  So it didn’t deteriorate any worse in December, if that specifically is your question.  But obviously we’re not assuming a huge growth in 2012.

Ms. Quadrani:
Thank you very much.

Mr. Roth:
Thank you, Alexia.

Operator:
Thank you.  Our next question is from John Janedis, UBS. . . .

John Janedis, UBS Securities:
Thanks, good morning.

Frank, we haven’t seen the salaries and related line as a percentage of revenue this low in maybe about a decade or so, so I’m wondering, were there any one-time items in there or timing issues?  And can you talk more about the levers coming in 2012?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
No, John, look, the progress we’ve made has been on managing base and benefits, and to some extent, offsetting that temp labor.  But the incentive expense and severance has been relatively stable, and we’ve just seen continued pressure by our operators to drive the base, benefits and tax down.  So, when you look forward to 2012 and the incremental leverage we hope to get and margin expansion on the 3% growth rate, the two big areas we’ll continue to focus on is aggressively driving greater leverage out of base benefits and our temporary labor.

Michael Roth, Chairman of the Board and Chief Executive Officer:
There are only so many levers that we have, and those are the key ones, as Frank points out.  And we manage to margin, and all our business units, our performance is matched up against that.  So that is a key area of focus throughout the world for all of our operators.

Mr. Janedis:
Frank, is the assumption that that severance number stays around 1.5% then?

Mr. Mergenthaler:
Yes, John.  We historically have guided people to 1%.  It’s been tracking higher, so it’s probably going to be somewhere between 1% and 1.5%.  But to the point Michael made is, our operators are incented to deliver margin, so to the extent the severance number is higher than that, they’ve got to go find incremental savings in, somewhere else within their cost structure.

Mr. Janedis:
Okay.  And then, Michael, just back to Continental Europe.  So, is the read-through from what you just said that the people on the ground there that you have, they are saying that things are not getting better, they’ve kind of stabilized?  And also, can you just talk about new business there?

Mr. Roth:
Yes.  A lot of the business, we have a mix of local business and multinationals there.  And, look, it’s very cautious there and everybody is concerned, so we’re just basically forecasting a very slow improvement and no big pickup.  But the tone is cautious, there’s no question about it.  We have some local wins and some existing clients spending money, but I wouldn’t say that the recovery is taking hold and that we’ve seen bottom.  I think a lot is going to unfold as this action is taken in the money markets, and Greece, and so on, and how it all affects it, but there’s a caution out there that continues.

Mr. Janedis:
Thanks very much guys.

Mr. Mergenthaler:
You’re welcome, John.

Operator:
Thank you.  Our next question comes from Ben Swinburne, Morgan Stanley. . . .

Benjamin Swinburne, Morgan Stanley:
Thank you, good morning.  Frank, you talked about working capital, both in the quarter and the year, and I know you guys have a long-term view of where your cash flows are headed, but maybe you could just talk a little bit about what we should expect a normal year to look like for working capital.  Maybe a year that looks like what you guys are guiding for in ’12.

And then on the buyback authorization extension and the convertible bond, you mentioned that Q1 is usually a working cap outflow, so should we assume not much in the way of buybacks in the first quarter outside of the redemption?  And any comment on how the $300 million fits into the full year?  Do you expect to exhaust that in the year, or is that just something that’s out there depending on what the stock does?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me talk about the buyback and Frank will talk about working capital.  We have a yearly program for buybacks.  Some of it is open market, some of it is a programmed buyback.  So we will continue throughout the first quarter in the buyback.  Obviously, we’re out of the market as certain things come up, but it’s a full-year program.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Ben, on the working capital, you’ve been around the story a long time in this industry.  There’s a lot of volatility, and if you go back and look over time, you can see in a normal year, as long as primarily your media business is growing, or your revenue is growing, the model is working capital accretive.  What we saw in 2010 was just an unusually significant working capital generation in the fourth quarter.  We had a very significant new client come on in media.  Our Mediabrands group did very well.  Our overall company did very well in the fourth quarter, which gave us a $600 plus million generation of cash in Q4 2010, and probably almost 2x what we normally see.  That unwound in the first quarter of ‘11, which gave rise to the full year.  So if you go back and look over the last three years, we’ve generated about $500 million from working capital.  So, again, you can expect continued volatility, and I think that the Q4 2010 was a bit of an anomaly, and it cycled through in the first quarter this year.  We would expect 2012 to be more normalized.  I’m not ready to put a number on what exactly that means.

Mr. Swinburne:
Okay, no, that’s very helpful.  And then, I didn’t know if you guys had a currency number you want us to use at this point in the year.  I know it’s early, but there’s been some volatility there, as well.

Mr. Mergenthaler:
Relatively de minimus, Ben.

Mr. Swinburne:
All right, got it.  Thanks a lot.

Operator:
Thank you.  Our next question comes from David Bank, RBC Capital Markets. . . .

David Bank, RBC Capital Markets:
Thanks very much.  Two questions, I guess. One backward looking, one forward-looking.  Backward looking: if you look at the domestic organic growth performance versus the peer group, you obviously faced some really, really difficult comps.  And you didn’t lag the peers, to a certain extent, but you faced by far more challenging comps.  How much of the delta versus the industry you think was about comps versus headwinds in business wins and losses?  Is it that same 200 to 300-basis-point delta? The second question is, as you look going forward — and I know it’s probably hard to quantify this — but when you gave your 3% organic target, how much of it is a function of growth in existing client business versus new wins?  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, that’s a question on growth from new business versus existing clients.  That is an issue that we constantly address.  The significant part of our growth is coming from existing clients, and that’s where the opportunities are, both from a margin point of view and organic revenue growth.  Obviously, whenever there’s new business out there, we want to participate, and we want to win our fair share, but the key to these assumptions are retaining clients and growing existing clients from an organic point of view.

On the 300-basis-point question, 2011 didn’t have — we had 2% headwinds going into 2011.  I would say that when you back out the headwinds and the difficult comps, I think we’re still slightly ahead of our peer groups in terms of the fundamental organic growth.  And part of that has to do with our weighting between U.S. and foreign.  We’re overweighted in the U.S., we had strong performance in the U.S., and I think that’s what’s accounted for our organic growth.

Mr. Bank:
Specifically in the fourth quarter, though, you think that answer is the same for the fourth quarter?

Mr. Roth:
Yes, pretty much so.  We had some timing issues in the fourth quarter on some small revenue items in some of the AsiaPac countries, but I think — again, we look at this on a full-year basis, and I think going into 2012, our weighting in the United States is going to do us well.

Mr. Bank:

Thank you very much.

Mr. Roth:
You’re welcome.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Thank you.  Our next question is from Peter Stabler, Wells Fargo Securities. . . .

Peter Stabler, Wells Fargo Securities
Michael, I just wanted to ask you a question about visibility.  Our sense is that secular changes occurring across the traditional advertising landscape are leading clients to try to be more reactive to business results, not lock into long-term commitments, kind of be a bit more nimble.  Is that something that you see?  And how would you characterize your visibility today versus where we were a year ago?  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I think multinational clients are looking at full-year.  Obviously, they will wait, and depending on how business situations are by location, but there’s no question that multinationals are looking to expand markets, particularly in the emerging markets.  And they have programs, and we’re working with them to spend those dollars, so we have that kind of visibility.

It’s the project-based businesses that we always are careful about, because when business is suspect, that’s the stuff that gets pulled back.  The long-term brand building, launching new products and things like that, we have visibility into that, and when we do our business forecasting, it’s bottoms up.  So what happens is, our agencies know what launches — whether it’s a new car, whether it’s a new product — and what regions, so there is a fundamental investing in brands that we see.  It’s the project business that is the wildcard in a lot of these numbers.

And frankly the tone right now — and I think you’ve seen it in some of the articles that are out there — multinational clients are increasing their marketing spend because they see the return on investment as real.  And it’s our job to show them that what we’re doing helps them move the needle.  And if it moves the needle, then they’re happy, even in a difficult environment.  That’s how you build brands and you capture market share.  The key here is our ability to show that there’s a return on investment.  And, frankly, the pay-for-performance model that we’re using more in the Mediabrands environment lends itself to that type of environment, and that is, if you spend your dollars and we are successful in helping you move the needle, we’ll get paid for it.  So, I think there’s visibility into product launches, brand building and gaining market share.  The project-based business is where we don’t have as long a vision into the future.

Mr. Stabler:
One quick follow-up if I could:could you remind us the largest markets in the “All Other” bucket?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
It’s Canada.  Canada is the largest.

Mr. Roth:
Yes.

Mr. Stabler:
Thanks very much.

Operator:
Thank you.  Our next question is from Bill Bird, Lazard. . . .

William Bird, Lazard Capital Markets:
Good morning.  Could you talk a little bit about how you see the pacing of the 2012 margin climb?  Thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Bill, I would imagine, given the seasonality of our business, I think it would be consistent with prior years.  The first quarter is usually, from a profitability perspective, very weak.  Second quarter is usually stronger, and third quarter is relatively weak, and you have an awful lot of your profit coming through in the fourth quarter.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I hate to bring a sore point up, but if you remember in 2011, we always look at our numbers on a full-year basis, and there may be hiccups on quarters as we experienced one in 2011.  We continued to manage our businesses to the full year, and that’s how we give our guidance, and that’s frankly how our businesses are operated.  So it’s hard for us.  Obviously the first quarter is always a more difficult quarter for us, but again, we take that into consideration in the models and how we forecast for the year.

Mr. Bird:
And on Q4, severance was a little bit above trend, was just wondering how best to interpret that.

Mr. Mergenthaler:
It was actually down year-on-year.  And for the full year, Bill, it was 1.5% — the same it was last year.  And it’s usually a heavier quarter just because we’re looking at the subsequent year’s budget, and, to the extent we’re falling short of where we need to be, it usually causes us to take actions with headcount, and that drives the severance number.

Mr. Roth:
Incidentally, those reductions are in the markets that are having problems.  So you see Continental Europe, that’s where you see the severance action.  So we have to match revenue and expenses, and if we are not forecasting a big recovery in Continental Europe, you can expect severance in Continental Europe to match the lack of revenue growth.

Mr. Bird:
Finally, what’s your expectation for cap-ex for 2012?

Mr. Mergenthaler:
$150 million is probably a good number, Bill.

Mr. Bird:
Great.  Thank you.

Mr. Mergenthaler:
You’re welcome.

Mr. Roth:
The other piece of that is, what are we forecasting for M&A.  So although we were short of spending our dollars in 2011, we’re going to use about $200 million for 2012, which is a rollover of some of the stuff we have in the pipeline in 2011 and our expected budget for ’12.

Mr. Bird:
Thanks a lot.

Operator:
Thank you.  Our next question comes from Matt Chesler, Deutsche Bank. . . .

Matt Chesler, Deutsche Bank Securities:
Good morning.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, Matt.

Mr. Chesler:
Let me just re-ask Bill’s question about the margin progression in 2012. So we know, with 2011 in mind, in terms of the progression towards the 50 basis points for the full year, which is your full-year target — maybe the answer is obvious because of your comments about the revenue headwinds in that first half — but is this a year where again we’ll see most of that forward progress in the latter part of the year, fourth quarter, even?

Mr. Mergenthaler:
Matt, again, I would look to the phasing you’ve seen over the last two or three years.  As Michael pointed out, we build our budgets bottoms up for the year.  Quarterly phasing of those annual budgets is — there’s some art to it, but we’re focused on building our plans for the year, and we hold our operators accountable for delivering their annual results.  We do phase it, but again, there’s always movements quarter-to-quarter, like, as Michael pointed out, we saw in the second quarter last year where we got a lot of pressure because our revenue was short.  We said the majority of that will slip into the third quarter, and it did.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I think your observation on the headwinds is a valid one.  We have to make up some ground.  Also, new business wins don’t kick in the second you win them, so you have to factor all of that in.  But our business units factor in, as well, existing client growth, and where there’s launches and so on.  So, it’s a combination of making up any shortfalls and existing client pipelines.  And so that’s why we don’t give quarterly guidance, because we know that there are cases where this is going to be lumpy.  And I think what you’ve seen is, we put out numbers that we believe we’re going to deliver  on a full-year basis, and so far, we’ve been pretty good at that.

Mr. Chesler:
On the revenue headwinds, are they concentrated to any particular market, perhaps the U.S. because of SCJ?  And Latin America, growth has been incredibly strong, you guys are performing well broadly there.  Could we see significant double-digit revenue numbers there continue for a number of quarters?  And, finally, just an update, quickly, on the NOL position in Europe would be great, too.  Thanks.

Mr. Roth:
All of that, okay.  Look, obviously Latin America is hot.  There’s no reason to expect us not to continue strong performance.  They have a few events coming in Latin America, like the Olympics and the World Cup.  So that, obviously, will help in terms of the momentum in Latin America.  Plus it’s a solid environment where we’re seeing a lot of growth.  I think the headwinds are probably more in domestic than international, particularly because of SCJ, although there was a foreign component to the SC Johnson, as well as the Microsoft run-off, that’s embedded in there.  So, I think it’s more skewed to the United States.

Mr. Mergenthaler:
On the NOLs, Matt, we started the year with $1.7 to $1.8, we used $400 million of losses, which leaves us about $1.4 billion left, with about $1.1 billion being attached to Europe.

Mr. Chesler:
Great.  Thanks a lot, guys.  See you next week.

Mr. Roth:
Thank you.

Operator:
Thank you.  We have time for one more question.  James Dix, Wedbush. . . .

James Dix, Wedbush Securities:
Thanks, very much.  Good morning gentlemen.

Mr. Mergenthaler:
Good morning, James.

Mr. Dix:
Just two things, I guess.  Just a little more color on maybe the U.S. growth.  You talked about the headwinds maybe falling more in the U.S., I guess especially in the first half of the year.  When you look at your 3% organic, are you expecting the U.S. to be at the end of the day in-line with that, or any material deviation from that for the full-year basis?   And then the second question was just on incentives.  They dropped a little bit as a percentage of revenue in the fourth quarter.  Just wondering whether you thought for the full year you were basically paying out a fairly full bonus pool, and what we should be looking for that typical 3.5% to 4% range for 2012.  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, our incentives are based purely on performance, so I think 3.5% to 4%, hopefully we’ll hit 4%.  That means we exceeded our budgets and everybody is going to be happy with that.  As far as the U.S., look, we’re 55% in the United States, and so, obviously, that gets factored into our growth numbers to that effect.  So again, we can’t talk about it by quarter, but, obviously, our results are skewed to the United States.

Mr. Dix:
Great.  Thanks very much.

. . . .

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you, and, again, thank you all for your support.  And should be an exciting year for us.  Thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thanks, everybody.

Operator:
Thank you for your participation.  That does conclude today’s conference. . . .

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.